Exhibit 99.1

Interstate Power and Light Company An Alliant Energy Company

Corporate Headquarters
4902 North Biltmore Lane
Madison, WI 53718-2148

News Release
FOR IMMEDIATE RELEASE	Media Hotline: (608) 458-4040 Investor Relations: Susan Gille: (608) 458-3956
Interstate Power and Light Company Prices Debt Offering
$600 million in senior debentures will be due in 2035
Madison, Wisconsin – May 13, 2025 – Interstate Power and Light Company (“IPL”), a wholly owned subsidiary of Alliant Energy Corporation (NASDAQ: LNT), announced the pricing of its public offering of $600 million aggregate principal amount of 5.600% senior debentures due 2035. The senior debentures will be due on June 29, 2035. IPL intends to use the net proceeds from this offering to retire its $50 million aggregate principal amount of 5.50% senior debentures maturing on July 15, 2025 and its $250 million aggregate principal amount of 3.40% senior debentures maturing on August 15, 2025, each at or prior to maturity, to reduce outstanding capital under its receivables purchase and sale program, to reduce outstanding commercial paper, and/or for general corporate purposes. The closing of the offering is expected to occur on May 19, 2025, subject to the satisfaction of customary closing conditions.
The offering was marketed through a group of underwriters consisting of BofA Securities, Inc., Mizuho Securities USA LLC, MUFG Securities Americas Inc. and Wells Fargo Securities, LLC as joint book-running managers, and PNC Capital Markets LLC, Siebert Williams Shank & Co., LLC, TD Securities (USA) LLC and U.S. Bancorp Investments, Inc. as co-managers.
The offering is being made only by means of a prospectus supplement and accompanying prospectus which are part of a shelf registration statement IPL filed with the Securities and Exchange Commission (the “Commission”). Copies may be obtained by calling BofA Securities, Inc. toll free at 1-800-294-1322, Mizuho Securities USA LLC toll free at 1-866-271-7403, MUFG Securities Americas Inc. toll free at 1-877-649-6848 or Wells Fargo Securities, LLC toll free at 1-800-645-3751. Electronic copies of these documents will be available from the Commission’s website at www.sec.gov.
This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About Alliant Energy
Alliant Energy Corporation’s Iowa utility subsidiary, Interstate Power and Light Company (IPL), utilizes the trade name of Alliant Energy (NASDAQ:LNT). The Iowa utility is based in Cedar Rapids, Iowa.
Forward-Looking Statements
This press release includes forward-looking statements. These statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks related to the proposed offering, the anticipated use of proceeds from the sale of the senior debentures and other risks outlined in IPL’s public filings with the Commission, including IPL’s most recent annual report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. All information provided in this news release speaks as of the date hereof. Except as otherwise required by law, IPL undertakes no obligation to update or revise its forward-looking statements.